Exhibit 4.4

AMENDMENT NO. 1 TO

INVESTORS’ RIGHTS AGREEMENT

This AMENDMENT NO. 1, dated as of August 6, 2018 (this “Amendment”), to the INVESTORS’ RIGHTS AGREEMENT, dated as of September 8, 2014 (the “Agreement”), is made by and between Inseego Corp., a Delaware corporation and successor to Novatel Wireless, Inc. (the “Company”), and the undersigned Investor (as such term is defined in the Agreement). Capitalized terms not defined in this Amendment have the respective meanings specified in the Agreement, which will remain in full force and effect as amended hereby.

RECITALS

WHEREAS, the Company intends to enter into that certain Securities Purchase Agreement, dated as of the date hereof (the “Securities Purchase Agreement”), with the investors named therein (the “Financing Investors”), pursuant to which the Financing Investors will purchase units consisting of Common Stock and warrants to purchase Common Stock (the “Financing”);

WHEREAS, the Investor’s economic interest as a stockholder of the Company will benefit from the cash provided to the Company in connection with the Financing;

WHEREAS, as a material inducement to the Financing Investors’ willingness to execute the Securities Purchase Agreement and to consummate the Financing, the Investor and the Company have agreed to execute this Amendment to amend the Agreement to eliminate the Investor’s right to appoint two (2) members of the Board and to have two (2) representatives invited as observers to all meetings of the Board;

WHEREAS, pursuant to Section 12(a) of the Agreement, any term of the Agreement may be amended by a writing signed by the Company and Investors who Beneficially Own a Majority of the Registrable Securities; and

WHEREAS, the Investor Beneficially Owns a Majority of the Registrable Securities and wishes to amend the Agreement as set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereby agree as follows:

1. Amendments to the Agreement.

(a) Definition of Initial Board Period. Effective upon the consummation of the Financing, the definition of “Initial Board Period” is hereby deleted in its entirety.

(b) Amendment of Section 2 of the Agreement, Board Representation. Effective upon the consummation of the Financing, Section 2 of the Agreement is hereby deleted in its entirety and replaced with [2. Reserved].

2. Miscellaneous.

(a) No Further Amendment; Effect of Amendment. Except as expressly amended hereby, the Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein. This Amendment shall form a part of the Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Agreement shall be deemed a reference to the Agreement as amended hereby.

(b) Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Amendment and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Amendment. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AMENDMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER. The parties hereto agree and acknowledge that each party has retained counsel in connection with the negotiation and preparation of this Amendment, and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the foregoing agreements or any amendment, schedule or exhibits thereto.

(c) Execution. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. This Amendment may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

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IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Investors’ Rights Agreement or caused their duly authorized officers to execute this Amendment No. 1 to Investors’ Rights Agreement as of the date first above written.

INSEEGO CORP.

By:	/s/ Stephen Smith
Name: Stephen Smith
Title: Chief Financial Officer

INVESTOR:

HC2 HOLDINGS 2, INC.

By:	/s/ Philip Falcone
Name: Philip Falcone
Title: President & CEO